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                                FORM 3
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                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

              Filed pursuant to Section 16(1) of the Securities
                  Act of 1934, Section 17(a) of the Public
                  Utilities Holding Company Act of 1935 or
                  Section 30(f) of the Investment Company
                                Act of 1940


1.  Name and Address of Reporting Person

    Wehr              Gerhard              H.
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   (Last)             (First)           (Middle)

   522 Beresford Ave.
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Redwood City             California         94061
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   (City)                 (State)           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)

    February xx, 2003

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3.  IRS or Social Security Number of Reporting Person (Voluntary)

    N/A

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4.  Issuer Name and Ticker of Trading Symbol

    Applied DNA Sciences, Inc. (APDN)

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5.  Relationship of Reporting Person to Issuer (check all applicable)

    [ ] Director* [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)

    CFO (replacing Michael Hill as CFO)
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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint/Group filing (Check Appropriate Line)

    [X] Form filed by One Reporting Person
    [ ] Form filed by More Than One Reporting Person
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TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security (Instr. 4)

    Common Stock

2.  Amount of Securities Beneficially Owned (Instr. 4) (Instr. 5)

    140,000

3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

    D

4.  Nature of Indirect Beneficial Ownership

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TABLE II - DERIVATIVE SECURITIES BENEFICALLY OWNED (e.g., puts, calls,
           Warrants, options, convertible securities)
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1.  Title of Derivative Security (Instr. 4)

2.  Date Exercisable and Expiration Date (Month/Day/Year) Instr. 4

3.  Title and Amount of Securities Underlying Derivative Security.

4. Conversion or Exercise Price of Derivative Security (D) or Indirect (I) (Instr. 5)

5.  Ownership Form of Derivative Security: Direct

6.  Nature of Indirect Beneficial Ownership (Instr. 5)

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 785(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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/s/ Gerhard H. Wehr

February 12, 2003